CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Prospectus and "Reports to Shareholders", "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, No. 33-62872) of Neuberger Berman Income Trust, and to the incorporation by reference of our reports dated December 3, 1999 on Neuberger Berman Limited Maturity Bond Trust, the only series comprising Neuberger Berman Income Trust, and on Neuberger Berman Limited Maturity Bond Portfolio, one of the series comprising Income Managers Trust, included in the 1999 Annual Report to Shareholders of Neuberger Berman Income Trust.

                                          /s/Ernst & Young LLP
                                          ERNST & YOUNG LLP



Boston, Massachusetts
February 24, 2000